      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 2000

                                                      REGISTRATION NO. 333-32236
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 UBIQUITEL INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                                4812                                23-3017909
 (State or Other Jurisdiction of              (Primary Standard                      (I.R.S. Employer
 Incorporation or Organization)                  Industrial                         Identification No.)
                                         Classification Code Number)

                            1 BALA PLAZA, SUITE 402
                        BALA CYNWYD, PENNSYLVANIA 19004
                                 (610) 660-9510

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                           --------------------------

                                DONALD A. HARRIS
                                 UBIQUITEL INC.
                            1 BALA PLAZA, SUITE 402
                        BALA CYNWYD, PENNSYLVANIA 19004
                                 (610) 660-9510

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                          COPIES OF COMMUNICATIONS TO:

   REBECCA R. ORAND, ESQ.            LEE R. MARKS, ESQ.           MICHAEL A. SASLAW, ESQ.
  GREENBERG TRAURIG, P.A.           ERIC W. COWAN, ESQ.          WEIL, GOTSHAL & MANGES LLP
    1221 BRICKELL AVENUE           GREENBERG TRAURIG, LLP        100 CRESCENT COURT, SUITE
    MIAMI, FLORIDA 33131           1750 TYSONS BOULEVARD                    1300
    TELEPHONE NO.: (305)          TYSONS CORNER, VIRGINIA           DALLAS, TEXAS 75201
          579-0500                         22102                    TELEPHONE NO.: (214)
    FACSIMILE NO.: (305)            TELEPHONE NO.: (703)                  746-7700
          579-0717                        749-1300                  FACSIMILE NO.: (214)
                                    FACSIMILE NO.: (703)                  746-7777
                                          749-1301

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities to be registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $   61,631
NASD filing fee.............................................      23,845
Nasdaq National Market listing fees.........................      95,000
Printing and engraving expenses.............................     300,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     300,000
Transfer agent and registrar fees...........................     100,000
Miscellaneous expenses......................................     219,524
                                                              ----------
Total.......................................................  $1,600,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Upon completion of this offering, the Restated Certificate of Incorporation of UbiquiTel Inc. ("UbiquiTel") will provide that the liability of the directors and officers of UbiquiTel to UbiquiTel or any of its stockholders for monetary damages arising from a breach of their fiduciary duty as directors and officers shall be limited to the fullest extent permitted by the General Corporation Law of Delaware. This limitation does not apply with respect to any action in which a director or officer would be liable under Section 174 of the General Corporation Law of Delaware, nor does it apply with respect to any liability in which a director or officer:

    - breached his duty of loyalty to UbiquiTel or its stockholders;

    - did not act in good faith or, in failing to act, did not act in good faith;

    - acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

    - derived an improper personal benefit.

    UbiquiTel's bylaws provide that UbiquiTel may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of UbiquiTel) by reason of the fact that he is or was a director, officer, employee, or agent of UbiquiTel, or is or was serving at the request of UbiquiTel as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of UbiquiTel and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The power to indemnify applies to actions brought by or in the right of UbiquiTel as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to UbiquiTel unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. To the extent that any present or former director of UbiquiTel has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    Reference is made to the Form of Underwriting Agreement, to be filed as
Exhibit 1.1 to this registration statement, which provides for indemnification by the Underwriters under certain circumstances of the directors and officers of UbiquiTel signing the registration statement and certain controlling persons of UbiquiTel against certain liabilities, including those arising under the Securities Act.

    UbiquiTel has purchased directors' and officers' liability insurance covering its directors and officers in amounts customary for similarly situated companies.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling UbiquiTel pursuant to the foregoing provisions, UbiquiTel has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The information set forth in this Item 15 does not give effect to a two-for-one split of UbiquiTel's outstanding common stock to be effected as of the date of the prospectus, which forms a part of this registration statement. Since its inception on September 29, 1999, the Registrant has entered into agreements to issue the following unregistered securities:

    1. 3,417,000 shares of its Voting Common Stock for an aggregate purchase price of $3,417. The purchasers of the shares and the amount purchased are listed on the table below.

NAME OF PURCHASER                                        NUMBER OF SHARES
The Walter Group, Inc..................................      1,281,375
Donald A. Harris.......................................        994,500
James Parsons..........................................        443,700
Paul F. Judge..........................................        401,625
US Bancorp.............................................        295,800

    2. 16,000,000 shares of its Non-Voting Common Stock subject to forfeiture under certain events, for an aggregate purchase price of $16,000. The purchasers of the shares and the amount purchased are listed on the table below.

NAME OF PURCHASER                                        NUMBER OF SHARES
The Walter Group, Inc..................................      6,000,160
Donald A. Harris.......................................      4,656,640
James Parsons..........................................      2,077,600
Paul F. Judge..........................................      1,880,480
US Bancorp.............................................      1,385,120

    3. 17,008,500 shares of its Series A Preferred Stock at an aggregate purchase price of $17,008,500. The purchasers of the shares and the amount purchased are listed in the table below.

NAME OF PURCHASER                                        NUMBER OF SHARES
Brookwood UbiquiTel Investors, L.L.C...................       4,669,000
CBT Wireless Investments, L.L.C........................       2,701,350
New Ventures, L.L.C....................................       2,001,000
Stephen C. Marcus......................................       1,800,900
SpectraSite Communications, Inc........................       1,667,500
Lancaster Investment Partners..........................       1,000,500
Donald A. Harris.......................................       1,000,500
Porter Partners, L.P...................................         900,450
Ballyshannon Partners, L.P.............................         500,250
Mark Buechly...........................................         300,150
Barry Porter...........................................         250,125
Richard C. Walling, Jr.................................         166,750
Robert A. Berlacher....................................          50,025

    4. employee stock options to Donald A. Harris to purchase 1,275,000 shares of Voting Common Stock at $1.00 per share.

    5. warrants to Paribas North America, Inc. to purchase 574,402 shares of its Non-Voting Common Stock in connection with a Credit Agreement for a $25 million line of credit.

    6. warrants to BET Associates, L.P. to purchase 2,489,075 shares of its Voting Common Stock and issuance of 12% Senior Subordinated Notes due 2007 to BET Associates, L.P. for an aggregate purchase price of $8,000,000, and 2,489,075 shares of its Voting Common Stock upon exercise of such warrants.

    7. 2,148,848 shares of its Series B Preferred Stock to DLJ Merchant Banking Partners II, L.P. for an aggregate purchase price of $25,000,000.

    8. 68,379 shares of the 16,000,000 shares of Non-Voting Common Stock originally issued in November 1999 vested in April 2000. The holders of these shares and the amount issued to these holders are listed in the table below.

NAME OF PURCHASER                                      NUMBER OF SHARES
The Walter Group, Inc................................       25,642
Donald A. Harris.....................................       19,901
James Parsons........................................        8,879
Paul F. Judge........................................        8,037
US Bancorp...........................................        5,920

    9. employee stock options to purchase, in the aggregate, 455,000 shares of Voting Common Stock at $1.00 per share.

    10. an employee stock option to purchase 30,000 shares of Voting Common Stock at the initial public offering price per share.

    11. 14% Senior Subordinated Discount Notes due 2010 and warrants to purchase 1,789,500 shares of Voting Common Stock at $22.74 per share in connection with its units offering.

    12. Warrants to purchase 143,091 shares of Voting Common Stock at our proposed initial public offering price per share in connection with units offering.

    None of the foregoing transactions involved any public offering. All sales were made in reliance on Section 4(2) of the Securities Act, Rule 701 promulgated under the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. The recipients in each such transaction represented their intention to acquire the securities for investment only and not with a view to sell or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationship with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


       EXHIBIT
       NUMBER                                   DESCRIPTION
            **1.1       Form of Underwriting Agreement

            **3.1       Amended and Restated Certificate of Incorporation of
                        UbiquiTel Inc.

            **3.2       Amended and Restated Bylaws of UbiquiTel Inc.

              5.1       Opinion of Greenberg Traurig, LLP, regarding legality of the
                        Common Stock being issued.

            +10.1 Sprint PCS Management Agreement, as amended, dated as of October 15, 1998 by and between Sprint Spectrum, LP,
                        WirelessCo, LP and UbiquiTel, LLC.

          +**10.2 Sprint PCS Services Agreement dated as of October 15, 1998 by and between Sprint Spectrum, LP and UbiquiTel, LLC.

           **10.3       Sprint Trademark and Service Mark License Agreement dated as of October 15, 1998 by and between Sprint Communications
                        Company, LP and UbiquiTel, LLC.

           **10.4       Sprint Spectrum Trademark and Service Mark License Agreement
                        dated as of October 15, 1998 by and between Sprint Spectrum,
                        LP and UbiquiTel, LLC.

            +10.5       Asset Purchase Agreement dated as of December 28, 1999, as amended, by and between Sprint Spectrum, LP, Sprint Spectrum
                        Equipment Company, LP, Sprint Spectrum Realty Company, LP,
                        Cox Communications PCS, LP, Cox PCS Leasing Co., LP, Cox PCS
                        Assets, LLC and UbiquiTel Holdings, Inc.

           **10.6 Registration Rights Agreement made as of November 23, 1999 by and among UbiquiTel Holdings, Inc. and the shareholder signatories thereto.

           **10.7 Amended and Restated Registration Rights Agreement made as of February 16, 2000 by and among UbiquiTel Holdings, Inc.
                        and the shareholder signatories thereto.

           **10.8       Shareholders' Agreement dated as of February 16, 2000 by and among UbiquiTel Holdings, Inc., DLJ Merchant Banking
                        Partners II, L.P. and the several shareholders named
                        therein.

           **10.9 Stockholders' Voting Agreement dated November 23, 1999 by and among UbiquiTel Holdings, Inc. and the shareholder signatories thereto.

           **10.10 Credit Agreement dated as of December 29, 1999 by and between UbiquiTel Holdings, Inc., UbiquiTel LLC, the financial institutions party thereto from time to time and Paribas, as agent, for a $25,000,000 credit facility.

           **10.11 Amended and Restated Consent and Agreement dated as of April 5, 2000 by and between Sprint Spectrum, LP, Sprint
                        Communications Company, LP, WirelessCo, LP, Cox
                        Communications PCS, LP, Cox PCS License, LLC and Paribas.

           **10.12      Warrant Agreement dated as of December 28, 1999 by and
                        between UbiquiTel Holdings, Inc. and Paribas North America,
                        Inc.

           **10.13      Series A Preferred Stock Purchase Agreement dated as of
                        November 23, 1999 by and between UbiquiTel Holdings, Inc.,
                        The Walter Group, Donald A. Harris, Paul F. Judge, James
                        Parsons, U.S. Bancorp and the individuals listed on Exhibit A thereto.

       EXHIBIT
       NUMBER                                   DESCRIPTION
           **10.14      Purchase Agreement dated as of December 28, 1999 among
                        UbiquiTel, L.L.C., UbiquiTel Holdings, Inc. and BET
                        Associates, L.P. relating to $8,000,000 principal amount of
                        UbiquiTel, L.L.C. 12% Senior Subordinated Notes due 2007 and
                        Warrants to Purchase 9.75% of the Shares of Common Stock of
                        UbiquiTel Holding Co.

           **10.15 Preferred Stock Purchase Agreement dated February 16, 2000 between UbiquiTel Holdings, Inc. and DLJ Merchant Banking
                        Partners II, L.P.

           **10.16      Form of 2000 Equity Incentive Plan.

           **10.17 Employment Agreement dated as of November 29, 1999 by and between UbiquiTel Holdings, Inc. and Donald A. Harris.

           **10.18      Credit Agreement dated as of March 31, 2000 by and between
                        UbiquiTel Inc., UbiquiTel Operating Company, the financial institutions party thereto from time to time and Paribas, as agent, for a $250,000,000 credit facility.

           **10.19      Purchase Agreement dated April 4, 2000 between UbiquiTel
                        Inc., UbiquiTel Operating Company and Donaldson Lufkin &
                        Jenrette Securities Corporation, Paribas Corporation and PNC
                        Capital Markets, Inc.

           **10.20      Indenture dated as of April 11, 2000 between UbiquiTel
                        Operating Company, UbiquiTel Inc. and American Stock
                        Transfer & Trust Company.

           **10.21      Warrant Agreement dated as of April 11, 2000 between
                        UbiquiTel Inc. and American Stock Transfer & Trust Company.

           **10.22      Registration Rights Agreement made as of April 11, 2000 by and among UbiquiTel Operating Company, UbiquiTel Inc. and
                        Donaldson Lufkin & Jenrette Securities Corporation, Paribas
                        Corporation and PNC Capital Markets, Inc.

           **10.23      Warrant Registration Rights Agreement made as of April 11,
                        2000 by and among UbiquiTel Inc. and Donaldson Lufkin &
                        Jenrette Securities Corporation, Paribas Corporation and PNC
                        Capital Markets, Inc.

           **10.24      Founders Stock Agreement dated as of November 1, 1999, by
                        and among UbiquiTel Holdings, Inc., and James Parsons,
                        Donald A. Harris, Paul F. Judge, The Walter Group, Inc. and
                        US Bancorp.

           **10.25      Agreement between LCC International, Inc. and UbiquiTel
                        Holdings, Inc., as amended, dated as of September 24, 1999.

           **10.26      Agreement between Lucent Technologies, Inc. and UbiquiTel
                        Holdings, Inc., dated as of December 21, 1999.

           **10.27      Master Site Agreement between SpectraSite Communications,
                        Inc. and UbiquiTel Leasing Company, dated as of May 11,
                        2000.

           **10.28      Note Guarantee of UbiquiTel Inc.

           **10.29      Guarantee of UbiquiTel Inc.

             10.30      Master Design and Build Agreement between SpectraSite
                        Communications, Inc. and UbiquiTel Leasing Company, dated as of May 23, 2000.

           **21.1       Subsidiaries of UbiquiTel Inc.

           **23.1       Consent of Arthur Andersen LLP.

       EXHIBIT
       NUMBER                                   DESCRIPTION
           **23.2       Consent of Ernst & Young LLP.
           **23.3       Consent of Greenberg Traurig, LLP (contained in legal
                        opinion filed as Exhibit 5.1).
           **24.1       Powers of Attorney.
           **27.1       Financial Data Schedule.

------------------------

*   To be filed by Amendment.

**  Previously filed.

+   Confidential treatment has been requested on portions of these documents.

    (b) Financial Statement Schedules:

    No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

    (1) The undersigned registrant hereby undertakes to provide the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by UbiquiTel pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, UbiquiTel Inc. has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Bala Cynwyd, State of Pennsylvania, on the 1st day of June, 2000.



                                                UBIQUITEL INC.

                                           By:  /s/ Donald A. Harris
                                                -----------------------------------------
                                                  Donald A. Harris
                                                  Chairman of the Board, President and
                                                  Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                     TITLE                      DATE

/s/ Donald A. Harris                              Chairman of the Board, President      June 1, 2000
--------------------------------------              and Chief Executive Officer
  Donald A. Harris                                  (Principal Executive Officer)

/s/ Paul F. Judge*                                Senior Vice President--Business       June 1, 2000
--------------------------------------              Development and Finance
  Paul F. Judge                                     (Principal Financial Officer and
                                                    Accounting Officer)

/s/ Peter Lucas*                                  Director                              June 1, 2000
--------------------------------------
  Peter Lucas

/s/ Robert A. Berlacher*                          Director                              June 1, 2000
--------------------------------------
  Robert A. Berlacher

/s/ Eve M. Trkla*                                 Director                              June 1, 2000
--------------------------------------
  Eve M. Trkla

/s/ Joseph N. Walter*                             Director                              June 1, 2000
--------------------------------------
  Joseph N. Walter


*By:  /s/ Donald A. Harris
      ---------------------------------
      Donald A. Harris
      ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


       EXHIBIT
       NUMBER                                   DESCRIPTION
             5.1        Opinion of Greenberg Traurig, LLP, regarding legality of the
                        Common Stock being issued.
           +10.1        Sprint PCS Management Agreement, as amended, dated as of
                        October 15, 1998 by and between Sprint Spectrum, LP,
                        WirelessCo, LP and UbiquiTel LLC.
           +10.5        Asset Purchase Agreement dated as of December 28, 1999, as amended, by and between Sprint Spectrum, LP, Sprint Spectrum
                        Equipment Company, LP, Sprint Spectrum Realty Company, LP,
                        Cox Communications PCS, LP, Cox PCS Leasing Co., LP, Cox PCS
                        Assets, LLC and UbiquiTel Holdings, Inc.
            10.30       Master Design and Build Agreement between SpectraSite
                        Communications, Inc. and UbiquiTel Leasing Company, dated as of May 23, 2000.


------------------------

+   Confidential treatment has been requested on portions of this document.